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                                                                      EXHIBIT 11

                          Tommy Hilfiger Corporation
                 Computation of Net Income Per Ordinary Share
                   (in thousands, except per share amounts)

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                                                              Six Months Ended September 30,      Three Months Ended September 30,
                                                              ------------------------------      --------------------------------
                                                                   2000              1999             2000                1999
                                                              -------------     ------------      ------------      --------------
FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares outstanding.......................           92,577            94,514           91,802              94,667
                                                              =============     =============     ============        ============

Net income................................................    $      54,660     $     114,760     $     44,924        $     76,031
                                                              =============     =============     ============        ============
Per share amount..........................................    $        0.59     $        1.21     $       0.49        $       0.80
                                                              =============     =============     ============        ============
DILUTED

Weighted average shares outstanding.......................           92,577            94,514           91,802              94,667

Net effect of dilutive stock options based on the
 treasury stock method using average market price.........              104             1,606              180               1,592
                                                              -------------     -------------     ------------        ------------
Total.....................................................           92,681            96,120           91,982              96,259
                                                              =============     =============     ============        ============
Net Income................................................    $      54,660     $     114,760     $     44,924        $     76,031
                                                              =============     =============     ============        ============
Per share amount..........................................    $        0.59     $        1.19     $       0.49        $       0.79
                                                              =============     =============     ============        ============
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